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                                                                EXHIBIT 10.7.3







                          PULITZER PUBLISHING COMPANY
                              NEWSPAPER OPERATIONS
                             ANNUAL INCENTIVE PLAN
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                                TABLE OF CONTENTS
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1.    Plan Objective                                                          1

2.    Definitions                                                             1

3.    Plan Administration                                                     2

4.    Participants                                                            2

5.    Award Levels                                                            3

6.    Performance Components                                                  4

7.    Communication of the Plan                                               5

8.    Payment of Awards                                                       5

9.    Miscellaneous Provisions                                                8

10.   Effective Date                                                          8

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                           Pulitzer Publishing Company
                              Newspaper Operations
                              Annual Incentive Plan
1. Plan Objective

   The objective of the Plan is to advance the interests of Pulitzer Publishing Company and certain subsidiaries by providing financial incentives in order to attract, retain and motivate key employees.

2. Definitions

   For purposes of the Plan, the following definitions shall control:

   a. "Committee means the Compensation Committee of the Board of Directors of the Company.

   b. "Company" means Pulitzer Publishing Company.

   c. "Department" means a designated Department in one of the corporations that is part of Newspaper Operations or the St. Louis Post-Dispatch.

   d. "Incentive Award" means an award made under this Plan.

   e. "Newspaper Operations" means the St. Louis Post-Dispatch, Star Publishing Company, Lerner Newspapers, Inc. and any other division or subsidiary of the Company which the Committee designates as part of Newspaper Operations for purposes of the Plan.

   f. "Operating Income" means, as to any fiscal year and as to the St. Louis Post-Dispatch or any other


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      division or subsidiary of the Company included within Newspaper
      Operations, the operating income thereof as reported in the consolidating assembly for the Statement of Consolidated Income included in the annual audit report rendered by the Company's auditors, subject to any adjustments approved by the Committee pursuant to Paragraph 5 below; provided, however, that Operation Income for the St. Louis Post-Dispatch means the operating income thereof before rather than after Agency adjustment.

   g. "Plan" means Pulitzer Publishing Company Newspaper Operations 1988 Incentive Plan.

   h. "Plan Year" means the Company's fiscal year.

   i. "President" means the President of the Company.

   j. "Senior Vice President-Newspaper Operations" means executive who occupies such position with the Company.

3. Plan Administration

   The Plan will be administered by the Committee which is authorized to interpret the Plan and to establish rules and regulations necessary for Plan administration. The decisions of the Committee shall be final and binding on all persons claiming any benefits under the Plan.

4. Participants

   Participants will be selected by the Committee from among


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    key employees working at Newspaper Operations who are in a position to make significant contributions to the success of the Company and its subsidiaries. The Senior Vice President-Newspaper Operations shall recommend to the Committee, in writing, the employees who are to be participants under the Plan for each Plan Year. At the President's discretion, participants may be added to the Plan during the first six months of the Plan Year or removed from the Plan for any reason whatsoever at any time during the Plan Year.

5.  Award Levels

    When employees are selected to participant in the Plan, the Senior Vice President-Newspaper Operations shall recommend to the President the annual Incentive Award for each participant which shall be earned if the predetermined performance components are met. An Incentive Award shall be described in terms of a percentage of a participant's base salary for the Plan Year (adjusted as necessary if the participant commences participation during a Plan Year) and shall be designated as a minimum, a target and a maximum amount. The amount of the Incentive Awards shall become effective when they are approved by the Committee. At the end of each Plan Year, the Senior Vice President-Newspaper Operations will review the financial results of each division or subsidiary of the Company included in Newspaper

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      Operations in order to determine whether circumstances have occurred which warrant an adjustment which would increase or decrease any Incentive Award amount in order to maintain the equity, fairness and objective of the Plan. Any adjustment will be reviewed by the President and become effective upon the approval of the Committee.

6.    Performance Components

      For each Plan Year the Senior Vice President-Newspaper Operations shall recommend to the President a minimum, a target, and a maximum level for each performance component described below. Based on such recommendations, the President shall determine the allocation of each participant's Incentive Award among the performance components.

   a. Newspaper Operation Component: This performance objective shall consist of one or more quantitative measures of the financial performance during a Plan Year of the applicable division or subsidiary that is part of Newspaper Operations.

   b. Department Component: This performance objective shall consist of one or more quantitative measures of a Department's financial performance during a Plan Year.

   c. Individual Component: Performance objectives will be established for each participant. These objectives shall relate to the strategic objectives and/or


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      special projects of the participant's employer or Department. Individual objectives shall be weighted according to their importance to the participant's employer or Department and the impact of a participant on their achievement.

7.    Communication of the Plan

      After Incentive Award levels and performance components are established as described above, the Senior Vice President-Newspaper Operations, or his designee, shall advise each participant of the performance objectives to be met, the minimum, target, and maximum Incentive Award levels, and the manner in which Incentive Award will be determined and paid.

8.    Payment of Awards

      a. For each Plan Year, Operating Income goals will be established for each division or subsidiary that is part of Newspaper Operations and will constitute the performance objective by which the newspaper operation performance component is measured. Such goals will consist of a minimum level, a target level and a maximum level.

      b. Incentive Awards shall be payable in cash as soon as practicable after the close of the Plan Year.

      c. In the event of a participant's death while working for a division or subsidiary that is part of Newspaper Operations, the participant shall earn a


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         pro rata portion of his Incentive Award based on the time employed during the Plan Year prior to death. Any amounts to which such participant is entitled shall be paid as soon as practicable after the close of the Plan Year to the participant's designated beneficiary or, in the absence of such designation, to his estate.

      d. The following provisions shall apply to the payment of Incentive Awards in the event of a participant's termination of employment with the Company or a division or subsidiary of the Company that is part of Newspaper Operations:

         (1) If termination is by reason of disability, retirement or transfer to a division or subsidiary of the Company that is not part of Newspaper Operations, the participant, subject to the President's approval, shall earn a pro rata portion of his Incentive Award based on the time employed during the Plan Year prior to termination of employment. Payment of the participant's Incentive Award shall be made as soon as practicable after the close of the Plan year.

         (2) If termination of employment is for any other reason, participation in the Plan shall cease and no Incentive Award will be payable.


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      e. In the event a participant is removed from the Plan pursuant to
         Paragraph 4, the participant shall earn a pro rata portion of his Incentive Award based on the time employed during the Plan Year prior to removal, except if the participant is removed for any act which in the Committee's opinion constitutes fraud, embezzlement, disclosure of confidential information or dishonesty. Payment of the Participant's Incentive Award shall be made as soon as practicable after the close of the Plan Year.

9.    Miscellaneous Provisions

      No provision of the Plan or any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any participant or employee the right to continue in the Company's or any subsidiary's employ or to affect the right of the Company or a subsidiary to terminate any person's employment. The Plan shall not be treated as an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any subsidiary shall establish any fund to pay Incentive Awards, and no participant or any other person shall have any right to any specific assets or funds of the Company or a subsidiary to satisfy the payment of an Incentive Award.

10.   Effective Date

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      The Plan will be effective for the Plan Year commencing December 28, 1987 and shall continue in effect until terminated by the Board of Directors of the Company. Subject to the approval of the Board of Directors of the Company, the Plan may be amended at any time by the Committee.


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